UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 27, 2008

DANKA BUSINESS SYSTEMS PLC

(Exact name of registrant as specified in its charter)

England & Wales	0-20828	98-0052869
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11101 Roosevelt Boulevard St. Petersburg, Florida 33716	and	Masters House 107 Hammersmith Road London W14 0QH England
(Addresses of principal executive offices)

Registrant’s telephone number, including area code:

727-622-2100 in the United States

011-44-207-605-0150 in the United Kingdom

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.

On June 27, 2008, Danka Business Systems PLC (“Danka” or the “Company”) completed the sale of its U.S. operating subsidiary, Danka Office Imaging Company (“DOIC”). Pursuant to a stock purchase agreement (as amended, the “Stock Purchase Agreement”), dated as of April 8, 2008, among Danka, Danka Holding Company and Konica Minolta Business Solutions U.S.A., Inc. (“Konica Minolta”), the Company sold its U.S. operations (which constituted the sale of Danka’s remaining operations) to Konica Minolta in a sale of all the outstanding capital stock of DOIC for a purchase price of U.S. $240 million in cash, subject to an upward or downward adjustment of U.S. $10 million. The purchase price adjustment cannot exceed $10 million. In addition, the sum of $10 million was held back by Konica Minolta from the amount paid at closing as security for the Company’s purchase price adjustment obligations. $25 million of the purchase price paid by Konica Minolta at closing will be held in escrow for a period of four years following closing to satisfy any and all claims by Konica Minolta which may be made under the Stock Purchase Agreement.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the completion of the sale of DOIC to Konica Minolta, on June 27, 2008, Edward K. Quibell resigned as the Company’s chief financial officer.

Item 8.01	Other Events.

On June 27, 2008, the Company issued a press release announcing approval of the sale transaction by Danka shareholders and subsequent completion of such sale transaction. The press release is attached as Exhibit 99.1 hereto and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description
99.1	Danka Business Systems PLC press release dated June 27, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 3, 2008	DANKA BUSINESS SYSTEMS PLC

	By:	/s/ A.D. Frazier
	Name:	A.D. Frazier
	Title:	Chairman and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Danka Business Systems PLC press release dated June 27, 2008